Exhibit 99.1

News Release
INTERNATIONAL GAME TECHNOLOGY
REPORTS SECOND QUARTER
FISCAL YEAR 2006 RESULTS
          (Reno, NV — April 20, 2006) — International Game Technology (NYSE: IGT) today reported operating results for the second quarter ended March 31, 2006.
Second quarter financial highlights:
•	Record total revenues of $644.4 million, up 17%, and related gross profit up 28% from the prior year

•	Product sales revenues of $333.2 million, up 32%

•	Record gaming operations revenues of $311.2 million, up 4%, and related gross profit up 26%

•	Non-machine revenues totaled $88.5 million, up 16%

•	Strong international results, operating income up $23.9 million or 228%

•	Record EBITDA totaled $257.8 million, up 26%

•	Earnings per share of $0.35, up 35%
          “We achieved a number of financial records in the second quarter, despite limited visibility into new unit growth in the domestic market. These accomplishments reflect our continued focus on growing our international business, increasing the installed base and efficiency of our game operations business and expanding the contribution from non-machine product sales,” said IGT Chairman and CEO TJ Matthews. “During the quarter, we also achieved record EBITDA and returned a significant amount of cash to our shareholders in the form of share repurchases and dividends. We installed our first communal gaming device, the Wheel of Fortune® Super Spin™, and it has been met with enthusiasm from both customers and players alike. We continue to invest heavily in new technologies for the future as our server-based gaming initiatives progress, and we believe that our recent agreement with Walker Digital will position us to deliver exciting new gaming experiences to the players.”
          For the second quarter of fiscal 2006, net income totaled $124.0 million or $0.35 per diluted share compared to $93.9 million or $0.26 per diluted share in the prior year. For the six months ended March 31, 2006, net income totaled $244.6 million or $0.69 per diluted share compared to $216.4 million or $0.59 per diluted share in the same prior year period.

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 2 of 12
Gaming Operations
          Second quarter revenues and gross profit from gaming operations totaled a record $311.2 million and $183.9 million, respectively, compared to $298.9 million and $145.8 million in the prior year. Gross margins on gaming operations expanded to 59% compared to 49% in the prior year. Prior year results included asset obsolescence charges of $19.9 million, pre-tax, as demand transitioned toward our innovative new gaming operations products and cabinet styles. Margin improvement was also due to the expansion into new Central Determination and Class II markets, the success of our low-denomination and multi-level progressive games, decreased jackpot-related expense, and positive shifts in interest rates.
          For the six-month period ended March 31, 2006, revenues and gross profit from gaming operations totaled $602.9 million and $349.4 million, respectively, compared to $585.8 million and $295.3 million in the prior year-to-date period.
          The installed base of recurring revenue machines ended the quarter at a record 44,400 units, an increase of 6,500 units from the prior year and an increase of 1,100 units from the immediately preceding quarter.
          In casino operations markets, year-over-year growth was driven by additional placements in domestic Central Determination and Class II markets including Oklahoma, California, Florida and Alabama. Internationally, casino operations market placements increased with the introduction of wide-area progressive units in South Africa during the current year.
          In lease operations markets, year-over-year growth was primarily the result of international placements in the emerging Mexico market. Incremental domestic placements were also realized in New York, Rhode Island and Delaware.

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 3 of 12
Product Sales

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Revenues (in millions)
North America	$201.3	$183.9	$408.0	$366.0
International	131.9	68.3	249.7	240.4

Total	$333.2	$252.2	$657.7	$606.4

Gross Margin
North America	55%	53%	54%	54%
International	42%	45%	44%	39%
Total	50%	51%	51%	48%

Units Shipped
North America	12,900	13,300	27,200	28,000
International	24,000	9,300	38,800	49,900

Total	36,900	22,600	66,000	77,900

Average Revenue
Per Unit (ARPU)
North America	$15,600	$13,800	$15,000	$13,100
International	$5,500	$7,300	$6,400	$4,800
Total	$9,000	$11,100	$10,000	$7,800
          Second quarter worldwide product sales revenues and gross profits totaled $333.2 million and $166.3 million, respectively, compared to $252.2 million and $128.0 million in the prior year. Non-machine related revenues were $88.5 million compared to $76.1 million in the prior year, up 16% due to increased sales of gaming systems and game theme conversions. Consolidated gross margins in the current quarter were 50% versus 51% in the prior year, primarily due to a greater mix of lower margin Japan sales.
          Worldwide product sales revenues and gross profits for the first half of fiscal 2006 totaled $657.7 million and $332.7 million, respectively, compared to $606.4 million and $291.5 million in the same prior year period.

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 4 of 12
          North America machine sales revenue for the second quarter increased 8% compared to the prior year despite lower volumes. North America non-machine related revenues totaled $70.8 million, an increase of 12% from the prior year. North America gross margins increased to 55% from 53% in the prior year. Revenue and margin growth was primarily the result of a more favorable product mix that included sales of our new AVP® TrimLine product and increased non-machine related revenues.
          International product sales revenues totaled $131.9 million in the second quarter compared to $68.3 million in the prior year. The prior year quarter did not include any material unit sales in Japan, while the current quarter included the sale of 11,700 Nobunaga 2™ units, IGT’s first game developed under Japan’s new, more restrictive Regulation 5 requirements. We realized broad-based international improvements quarter-over-quarter, most notably in Japan, the UK, Europe, Latin America and Australia. In the current year, the international gross margin declined to 42% as compared to 45% in the prior year, and was attributable to the greater mix of lower margin Japan sales.
Operating Expenses and Other Income/Expense
          Total operating expenses were $157.5 million for the quarter and $303.6 million for the six-month period ended March 31, 2006, compared to $127.6 million and $250.9 million, respectively. Operating expenses increased primarily as a result of additional share-based compensation related to the adoption of SFAS 123(R), increased legal and compliance fees, greater investment in game development and the addition of WagerWorks. Operating expenses included share-based compensation expense during the current quarter and fiscal year-to-date of $7.6 million and $16.6 million, respectively.
          Other income, net, increased $5.4 million for the quarter and $6.3 million year-to-date compared to the same prior year periods. Increases included higher interest on investments and receivables.

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 5 of 12
Cash Flows & Balance Sheet
          Year-to-date, IGT generated $204.8 million in cash flow provided by operating activities on net income of $244.6 million. Working capital increased to $855.0 million at March 31, 2006 compared to $219.6 million at September 30, 2005, primarily due to the reclassification of $607.6 million of zero coupon convertible debentures to non-current with the expiration of the holders’ right to cash redemption on January 29, 2006. The next redemption opportunity for debenture holders occurs on January 29, 2008.
          Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $597.8 million at March 31, 2006 compared to $688.1 million at September 30, 2005. Debt totaled $816.1 million at March 31, 2006 compared to $811.0 million at September 30, 2005.
          As disclosed in the previous quarter, on November 4, 2005, IGT deconsolidated approximately $139.2 million of assets and liabilities associated with past winner payments for the progressive jackpot systems in New Jersey and, as a result, these amounts are no longer reflected in our current balance sheet.
          Current year capital expenditures totaled $134.5 million compared to $105.1 million in the prior year, resulting from growth in our installed base.
Capital Deployment
          On April 4, 2006, we completed an exchange offer for approximately 99.5% of our outstanding Convertible Debentures due January 29, 2033. In the transaction, we exchanged the old debentures for new debentures with an equal principal amount at maturity and paid a cash exchange fee of $2.51 per debenture exchanged. The new debentures carry substantially similar terms, except for the addition of a net settlement feature that requires IGT to satisfy a conversion obligation in cash for the accreted principal amount and in common shares for any remaining conversion value, thereby reducing the associated share dilution.
          On March 7, 2006, our Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on April 4, 2006 to shareholders of record on March 21, 2006.

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 6 of 12
          IGT repurchased 2.8 million shares of common stock for an aggregate price of $100.0 million during the second quarter. The remaining authorization under the Company’s stock repurchase program totaled 17.8 million shares at March 31, 2006.
          As previously announced on March 30, 2006, IGT will host a conference call regarding its Second Quarter Fiscal Year 2006 earnings release on Thursday, April 20, 2006 at 6:00 a.m. (Pacific Daylight Time) with TJ Matthews, Chairman of the Board, and Maureen T. Mullarkey, Chief Financial Officer, International Game Technology. The access numbers are as follows:
                    Domestic callers dial 888-889-4951, passcode IGT
                    International callers dial 517-308-9004, passcode IGT
          The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8K bps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, April 28, 2006.
          Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Daylight Time) on Thursday, April 20, 2006. This replay will run through Friday, April 28, 2006. The access numbers are as follows:
                    Domestic callers dial 866-347-5812
                    International callers dial 203-369-0027
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	we continue to invest heavily in new technologies for the future as our server-based gaming initiatives progress

•	we believe that our recent agreement with Walker Digital will position us to deliver exciting new gaming experiences to the players

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
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     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:	Patrick Cavanaugh, Executive Director of Investor Relations, 866-296-4232

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 8 of 12
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

(In millions, except per share amounts)

Revenues
Product sales	$333.2	$252.2	$657.7	$606.4
Gaming operations	311.2	298.9	602.9	585.8

Total revenues	644.4	551.1	1,260.6	1,192.2

Costs and operating expenses
Cost of product sales	166.9	124.2	325.0	314.9
Cost of gaming operations	127.3	153.1	253.5	290.5
Selling, general and administrative	92.9	75.9	177.3	150.2
Depreciation and amortization	20.0	17.0	40.4	33.6
Research and development	44.4	36.4	85.5	68.1
Bad debt provisions	0.2	(1.7)	0.4	(1.0)

Total costs and operating expenses	451.7	404.9	882.1	856.3

Operating income	192.7	146.2	378.5	335.9

Other income (expense), net	5.3	(0.1)	7.9	1.6

Income before tax	198.0	146.1	386.4	337.5

Income tax provisions	74.0	52.2	141.8	121.1

Net income	$124.0	$93.9	$244.6	$216.4

Basic earnings per share	$0.37	$0.27	$0.73	$0.63
Diluted earnings per share	$0.35	$0.26	$0.69	$0.59

Weighted average shares outstanding
Basic	336.4	345.2	336.8	345.5
Diluted	361.9	372.4	362.3	373.3

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 9 of 12
Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2006	2005

(In millions)

Assets
Current assets
Cash and equivalents	$279.2	$288.9
Investment securities, at market value	202.1	268.3
Restricted cash and investments	116.5	130.9
Receivables, net	477.7	426.0
Inventories	140.3	142.3
Other	199.7	180.8

Total current assets	1,415.5	1,437.2

Notes and contracts receivable, net	57.6	49.3

Property, plant and equipment, net	410.8	385.2

Jackpot annuity investments	343.4	469.4

Goodwill and intangibles, net	1,364.6	1,377.2

Other assets	263.0	146.1

Total assets	$3,854.9	$3,864.4

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of notes payable	$8.5	$611.0
Accounts payable	93.2	96.7
Jackpot liabilities	187.8	203.9
Accrued income taxes	11.2	14.5
Dividends payable	42.1	42.6
Other accrued liabilities	217.7	248.9

Total current liabilities	560.5	1,217.6

Notes payable, net of current maturities	807.6	200.0

Non-current jackpot liabilities	379.9	501.9

Other liabilities	38.1	39.2

Total liabilities	1,786.1	1,958.7

Total stockholders’ equity	2,068.8	1,905.7

Total liabilities and stockholders’ equity	$3,854.9	$3,864.4

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 10 of 12
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,
	2006	2005

(In millions)

Operations
Net income	$244.6	$216.4
Depreciation, amortization and other non-cash items	146.1	118.3
Changes in operating assets and liabilities:
Receivables	(62.8)	15.5
Inventories	2.5	(6.3)
Prepaid and other assets	(45.7)	18.1
Income taxes	(31.3)	34.7
Accounts payable and accrued liabilities	(29.3)	(28.9)
Jackpot liabilities	(19.3)	(24.6)

Cash from operations	204.8	343.2

Investing
Capital expenditures	(134.5)	(105.1)
Restricted cash	15.5	14.3
Investment securities, net	52.9	(99.2)
Jackpot annuity investments, net	14.1	12.6
Investment in unconsolidated affiliates	(56.0)	-
Business acquisitions	(3.9)	(4.0)
Other investing activities	5.4	1.7

Cash from investing	(106.5)	(179.7)

Financing
Debt proceeds (repayments), net	(5.2)	0.5
Dividends paid	(84.3)	(124.5)
Share repurchases	(173.1)	(97.0)
Employee stock plans	75.1	37.3
Structured share repurchase plan	77.8	-

Cash from financing	(109.7)	(183.7)

Foreign exchange rates effect on cash	1.7	(0.8)

Net change in cash and equivalents	(9.7)	(21.0)

Beginning cash and equivalents	288.9	307.0

Ending cash and equivalents	$279.2	$286.0

News Release
International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
Page 11 of 12
Unaudited Supplemental Data

	Quarters Ended		Six Months Ended
	March 31,		March 31,
Calculation of Earnings Per Share	2006	2005	2006	2005

(In millions, except per share amounts)

Net income	$124.0	$93.9	$244.6	$216.4
Interest expense on convertible debentures, net of tax	1.9	2.4	4.2	4.7

Diluted EPS Numerator	$125.9	$96.3	$248.8	$221.1

Basic weighted average common shares outstanding	336.4	345.2	336.8	345.5
Dilutive effect of stock options	5.0	6.7	5.0	7.3
Dilutive effect of convertible debentures	20.5	20.5	20.5	20.5

Diluted EPS Denominator	361.9	372.4	362.3	373.3

Basic earnings per share	$0.37	$0.27	$0.73	$0.63
Diluted earnings per share	$0.35	$0.26	$0.69	$0.59

	Quarters Ended		Six Months Ended
	March 31,		March 31,
Reconciliation of Net Income to EBITDA	2006	2005	2006	2005

(In millions)

Net income	$124.0	$93.9	$244.6	$216.4
Income tax provisions	74.0	52.2	141.8	121.1
Other (income) expense, net	(5.3)	0.1	(7.9)	(1.6)
Depreciation and amortization	57.1	58.0	113.0	100.4
Share-based compensation	8.0	0.9	17.5	2.0

EBITDA	$257.8	$205.1	$509.0	$438.3

EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, other (income) expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring liquidity, operating performance, valuation and leverage. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

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International Game Technology Reports
Second Quarter Fiscal Year 2006 Results
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Unaudited Supplemental Data (continued)

	Six Months Ended
	March 31,
Calculation of Free Cash Flow	2006	2005

(In millions)

Net cash from operations	$204.8	$343.2
Investment in property, plant and equipment	(27.0)	(25.6)
Investment in gaming operations equipment	(101.7)	(73.5)
Investment in intellectual property	(5.8)	(6.0)

Free Cash Flow before dividends	70.3	238.1

Dividends paid	(84.3)	(124.5)

Free Cash Flow after dividends	$(14.0)	$113.6

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Free cash flow is considered an important indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments, and repurchase stock. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.